Exhibit 10.9
EnPro Industries, Inc. Deferred Compensation Plan
(As Amended and Restated January 1, 2007)

Enpro Industries, Inc. Deferred Compensation Plan
(As Amended and Restated Effective January 1, 2007)

i

ii

EnPro Industries, Inc. Deferred Compensation Plan
Statement of Purpose
EnPro Industries, Inc. (the “Company”) maintains the EnPro Industries, Inc Deferred Compensation Plan (the “Plan”) to provide an opportunity to defer current compensation to enhance savings for certain highly compensated employees. The Company established the Plan in order to provide designated highly compensated employees with the opportunity, on a non-qualified, unfunded basis, to defer compensation and receive employer contributions that are not available under the EnPro Industries, Inc. Retirement Savings Plan (the “Savings Plan”) due to the limitations imposed by the Internal Revenue Code.
The Company is hereby amending and restating the Plan effective as of January 1, 2007 to reflect certain design changes and to comply with the requirements of Code Section 409A. It is the intent of the Company that amounts deferred under the Plan by a Participant shall not be taxable to the Participant for income tax purposes until the time they are actually received by the Participant. The provisions of the Plan shall be construed and interpreted to give effect to this intent.
NOW, THEREFORE, for the purposes aforesaid, the Company hereby restates the Plan effective as of January 1, 2007 (the “Restatement Date”) as follows:

ARTICLE I
DEFINITIONS
Unless the context clearly indicates otherwise, when used in the Plan:
1.1 Account means, collectively, the Deferral Account, the Matching Contribution Account and the Employer Contribution Account.
1.2 Board means the Board of Directors of the Company.
1.3 Change in Control means any of the following events:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or
(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(c) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or
(d) consummation of (1) a complete liquidation or dissolution of the Company or (2) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

1.4 Code means the Internal Revenue Code of 1986, as amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
1.5 Code Limitations means any one or more of the limitations and restrictions that Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415(c) of the Code place on the pre-tax employee contributions and matching employer contributions of a participant in the Savings Plan. In addition, Code Limitations also means and refers to any limits placed on the contribution rate of a participant in the Savings Plan, including any such limits placed on highly compensated employees established by the administrative committee under the Savings Plan.
1.6 Committee means the Compensation and Human Resources Committee of the Board.
1.7 Company means EnPro Industries, Inc. and includes any successor thereto.
1.8 Compensation means compensation as defined under the Savings Plan without regard to the Annual Dollar Limit (as defined in the Savings Plan).
1.9 Covered Incentive Award means, with respect to a Participant, any incentive award payable to such Participant pursuant to any incentive compensation plan of the Company or any Participating Employer approved for purposes of the Plan by the Committee from time to time. Covered Incentive Awards may be payable annually, quarterly, or on such other basis as provided by the applicable incentive plan.
1.10 Deferral Account means the account established and maintained on the books of a Participating Employer to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Section 3.2.
1.11 Eligible Employee means an Employee designated as an Eligible Employee in accordance with Section 3.1. Eligible Employees are eligible to defer Compensation and Covered Incentive Awards in accordance with Section 3.2.
1.12 Employee means an individual employed by a Participating Employer.
1.13 Employer Contribution Eligible Employee means an Eligible Employee eligible to receive an Employer 2% Contribution under Section 3.03A of the Savings Plan. Employer Contribution Eligible Employees are eligible to receive allocations of employer 2% contributions in accordance with Section 3.3(b).
1.14 Employer Contribution means the contributions described in Section 3.3(c).
1.15 Employer Contribution Account means the account established and maintained on the books of a Participating Employer to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Section 3.3(b).
1.16 Exchange Act means the Securities Exchange Act of 1934.

1.17 Matching Contributions means the contributions described in Section 3.3(a).
1.18 Matching Contribution Account means the account established and maintained on the books of a Participating Employer to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Section 3.3(a).
1.19 Participant means any Eligible Employee who makes an election to participate in accordance with Section 3.2. Participant shall also include any former Eligible Employee who continues to have an Account maintained under the Plan.
1.20 Participating Employer means (i) the Company, (ii) each other participating employer under the Savings Plan
1.21 Plan means the EnPro Industries, Inc. Deferred Compensation Plan, as the same may be amended from time to time.
1.22 Plan Year means the twelve-month period commencing January 1 and ending the following December 31.
1.23 Potential Change in Control means any of the following events:
(a) the Company entering into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(b) the Company or any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) publicly announcing an intention to take actions, which if consummated, would constitute a Change in Control; or
(c) the Board in its sole and exclusive discretion determining, based on facts and circumstances, that there is a possible Change in Control.
1.24 Savings Plan means the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees, as the same may be amended from time to time.

ARTICLE II
PLAN ADMINISTRATION
2.1 Committee
The Plan shall be administered by the Committee. The Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee may adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.1 Eligibility
The Committee shall designate which Employees of the Company or any other Participating Employer shall be Eligible Employees for a given Plan Year. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year. The Plan is intended to limit eligibility to a “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
3.2 Deferral Elections
(a) Time and Form of Elections: Elections to defer an Eligible Employee’s Compensation or Covered Incentive Awards for a Plan Year must be made on such form and pursuant to such procedures as the Committee may establish from time to time and shall be irrevocable for the Plan Year. The election must be made prior to the start of the applicable Plan Year; provided, however, that an individual who first becomes an Eligible Employee after the start of a Plan Year may make such deferral election within 30 days after first becoming an Eligible Employee solely with regard to Compensation for services performed after such deferral election. An election to defer for a Plan Year shall continue in effect for each subsequent Plan Year unless revoked or modified by the Participant in accordance with procedures established by the Committee; provided, however, that with respect to any Compensation for any subsequent Plan Year, the election to defer becomes irrevocable no later than December 31 of the Plan Year preceding the Plan Year in which the Compensation is earned.
(b) Deferral Elections: An Eligible Employee may elect to defer, up to 25% of the Eligible Employee’s Compensation other than Covered Incentive Awards for a Plan Year and up to 50% of the Eligible Employee’s Covered Incentive Awards for the Plan Year.
(c) Deferral Accounts: A Participating Employer shall establish and maintain on its books a Deferral Account for each Eligible Employee employed by such Participating Employer who elects to defer the receipt of any amount pursuant to this Section. Such Deferral Account shall be designated by the name of the Eligible Employee for whom it is established. The amount to be deferred under this Section for a given period shall be credited to such Deferral Account as of the date such amount would have otherwise been paid to the Participant but for the Participant’s deferral election.
3.3 Employer Contributions
(a) Matching Contributions: The Participating Employer shall make a matching contribution on behalf of each Participant equal to 100% of the first 6%

of Compensation the Participant defers into the Participant’s Deferral Account. Notwithstanding the preceding sentence, a Participant shall not be eligible for Matching Contributions under this Subsection unless the Participant is receiving all matching contributions available to the Participant under the Savings Plan.
(b) Matching Contribution Account: A Participating Employer shall establish and maintain on its books a Matching Contribution Account for each Participant. Such Matching Contribution Account shall be designated by the name of the Participant for whom it is established.
(c) Employer Contributions: For each period that an Employer Contribution Eligible Employee has Compensation in excess of the annual limitation under Code Section 401(a)(17), the Participating Employer shall make a contribution to the Employer Contribution Eligible Employee’s Employer Contribution Account equal to 100% of the first 2% of the Employer Contribution Eligible Employee’s Compensation described in the preceding sentence.
(d) Employer Contribution Account: A Participating Employer shall establish and maintain on its books an Employer Contribution Account for each Employer Contribution Eligible Employee. Such Employer Contribution Account shall be designated by the name of the Employer Contribution Eligible Employee for whom it is established.
3.4 Account Adjustments
(a) Account Adjustments for Deemed Investments: The Committee shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under the Savings Plan. Each Participant shall designate the investment vehicle(s) in which his Account shall be deemed to be invested according to the procedures developed by the Committee, except as otherwise required by the terms of the Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s) under this Subsection, and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of such Participating Employer and shall remain the sole property of such Participating Employer.
(b) Default Investments: The Committee shall also establish from time to time a default Fund into which a Participant’s Account shall be deemed to be invested if the Participant fails to provide investment instructions pursuant to this Section 3.4.
(c) Periodic Account Adjustments: Each Account shall be adjusted from time to time at such intervals as determined by the Committee. The amount of the adjustment shall equal the amount that the Participant’s Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for such period pursuant to this Section.
3.5 Account Payments
(a) Payment Options: Upon first becoming a Participant, each Participant shall have the opportunity to make an election as to the time and method of payment of the Participant’s Account in accordance with, and subject to, the terms and provisions of this Section. A Participant shall select from among the following forms of payment:
(i)	Lump Sum Payment Following Termination of Employment. The Participant’s Account shall be payable following the Participant’s termination of employment with the Participating Employers in a single cash payment.

(ii)	Lump Sum Payment In Specified Year. The Participant’s Account shall be payable in the calendar year elected by the Participant, not to exceed the calendar year in which the Participant attains age 65, in a single cash payment.

(iii)	Annual Installments Following Termination of Employment. The Participant’s Account shall be payable following the Participant’s termination of employment with the Participating Employers in annual installment payments over a period of five or ten years, as selected by the Participant.

(iv)	Annual Installments Commencing In Specified Year. The Participant’s Account shall be payable commencing in the calendar year elected by the Participant, not to exceed the calendar year in which the Participant attains age 65, in annual installment payments over a period of five or ten years, as selected by the Participant.
Any election made under this Subsection shall be made on such form, at such time and pursuant to such procedures as determined by the Committee in its sole discretion from time to time. For a Participant who does not yet have an election in effect under this Subsection or for a Participant who fails to elect a payment option under this Subsection, the method of payment shall be a lump sum payment following termination of employment under Paragraph (a)(i) of this Section.
(b) Special 2007 Payment Election: Each Participant who is in the active service of a Participating Employer as of a date specified by the Committee prior to December 31, 2007 shall be given the opportunity during an election window specified by the Committee and ending no later than December 31, 2007 to make a payment election applicable to the Participant’s Account. The Participant may elect among the following payment options:

(i)	a single payment of his entire Account payable in the first half of 2008, regardless of whether the Participant has terminated employment;

(ii)	a payment of a portion of his Account payable in the first half of 2008, with the remaining portion of their Account payable in accordance with one of the payment options described in Subsection (a) of this Section. In the event a Participant elects the combination payment method, the Participant must further elect the percentage of the balance of the Account to be paid as a single cash payment in 2008 and such percentage may not be less than 25%. Such elections shall become effective immediately and shall remain in effect unless and until changed as provided herein; or

(iii)	any one of the payment options described in Subsection (a) of this Section.
Such election shall be immediately effective; provided, however, that a Participant may not make a new payment election with respect to payments the Participant is otherwise scheduled to receive during 2007. The Account of any Participant described in this Subsection who fails to make a payment election on or before December 31, 2007 under this Subsection shall be paid in a lump sum payment following termination of employment under Subsection (a)(i) of this Section. Any subsequent change to such payment election must comply with the requirements of Subsection (e) of this Section. Payments pursuant to such election shall otherwise be subject to the requirements of this Section.
(c) Single Cash Payments: If a Participant’s Account is to be paid to the Participant following termination of employment with the Participating Employers in a single cash payment in accordance with Subsection (a) or (b) of this Section, the Account shall be paid in a single cash payment as soon as administratively practicable (but in no event later than 75 days) following the date of such termination of employment.
(d) Annual Installments: If a Participant’s Account is to be paid to the Participant following termination of employment with the Participating Employers in either five or ten annual installments in accordance with Subsection (a) or (b) of this Section, the first installment shall be payable as soon as administratively practicable (but in not events later than 75 days) following the date of such termination of employment and each subsequent installment shall be payable on the anniversary of the first installment. The amount payable for each installment shall equal the applicable portion of the Account payable in installments as of the payment date divided by the number of remaining installments (including the installment then payable). During the installment payment period, the Account shall continue to be adjusted in accordance with the provisions of Section 3.4.
(e) Subsequent Changes to Payment Elections: A Participant may change the form of payment elected under Subsections (a) or (b) of this Section only if (i) such election is made at least 12 months prior to the date payment would have otherwise commenced and (ii) the effect of such election is to defer commencement of such payment by at least five years. For purpose of this Subsection (e) of this Section, a series of installment payments over five or ten years is treated as a single payment to be made in the year that the first installment would otherwise be paid.
(f) Vesting of Matching Accounts and Employer Contribution Accounts:
(i)	Notwithstanding any provision of the Plan to the contrary, if a Participant is not fully (100%) vested in the amount credited to the Participant’s matching employer contribution account under the Savings Plan at the time of the Participant’s termination of employment with the Participating Employers, then the amount credited to the Participant’s Matching Contribution Account shall be reduced at the time of such termination of employment to an amount equal to the product of (i) the amount then credited to the Participant’s Matching Contribution Account multiplied by (ii) the vested percentage applicable to the Participant’s matching employer contribution account under the Savings Plan as of the date of such termination of employment. The amount by which the Participant’s Matching Contribution Account is reduced by application of the preceding sentence shall be forfeited at the time the Participant terminates employment.
(ii)	Notwithstanding any provision of the Plan to the contrary, if a Participant is not fully (100%) vested in the amount credited to the Participant’s employer 2% contribution account under the Savings Plan at the time of the Participant’s termination of employment with the Participating Employers, then the amount credited to the Participant’s Employer Contribution Account shall be reduced at the time of such termination of employment to an amount equal to the product of (i) the amount then credited to said Employer Contribution Account multiplied by (ii) the vested percentage applicable to the Participant’s employer 2% contribution account under the Savings Plan as of the date of such termination of employment. The amount by which the Participant’s Employer Contribution Account is reduced by application of the preceding sentence shall be forfeited at the time the Participant terminates employment.
(g) Special Provisions for “Specified Employees”: Notwithstanding any provision herein to the contrary, to the extent applicable, in no event shall any payment hereunder payable on account of a termination of employment be made to a “specified employee” within the meaning of Code Section 409A and the Company’s administrative policies, if any, earlier than six months after the date of the Participant’s termination of employment with the Participating Employers, except in connection with the Participant’s death.
(h) Other Payment Provisions: Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. If a Participant dies prior to having received the entire balance of the Participant’s Account, the remaining vested balance in the Account shall be payable to the Participant’s beneficiary(ies) determined under the Savings Plan as and when such amounts would have otherwise been payable to the Participant. In the event any amount becomes payable under the provisions of the Plan to a Participant, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Committee, in its sole discretion, may decide, and the Committee shall not be liable to any person for any such decision or any payment pursuant thereto.
3.6 Withdrawals on Account of an Unforeseeable Emergency
A Participant who is in active service of a Participating Employer may, in the Committee’s sole discretion, receive a refund of all or any part of the amounts previously credited to the Participant’s Accounts (to the extent vested) in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this Section shall have the burden of proof of establishing, to the Committee’s satisfaction, the existence of such “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant shall provide the Committee with such financial data and information as the Committee may request. If the Committee determines that a payment should be made to a Participant under this Section such payment shall be made within a reasonable time after the Committee’s determination of the existence of such “unforeseeable emergency” and the amount of payment so needed. The Committee may in its discretion establish the order in which amounts shall be withdrawn under this Section from a Participant’s Accounts. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), or loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that shall constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include, without limitation, the need to send a Participant’s child to college or the purchase of a home. Withdrawals of amounts because of an “unforeseeable emergency” shall not exceed an amount reasonably needed to satisfy the emergency need.

ARTICLE IV
AMENDMENT AND TERMINATION
4.1 Amendment or Termination of Plan
(a) Amendment: The Company may amend or terminate the Plan at any time so that no further benefits shall accrue under the Plan or may, from time to time, amend the Plan, without the consent of Participants or Beneficiaries; provided, however, that no such amendment or termination shall reduce the actual amount of the accrued benefit of a Participant under the Plan on the date of such amendment or termination.
(b) Termination: Notwithstanding Section 4.1(a) above, the Company may terminate the Plan and accelerate the distribution all benefits accrued hereunder only if: (i) all nonqualified plans that are account balance plans maintained by the Controlled Group are terminated within 30 days preceding or 12 months following a “change in control”, as defined under Code Section 409A, and all payments are made within 12 months of the termination of the Plan; (ii) the termination of the Plan is within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); or (iii) all nonqualified plans that are account balance plans maintained by all Controlled Group Members are terminated, no payments are made within 12 months of the termination of the Plan (other than those that would have been paid absent the termination), all payments are made within 24 months of the termination of the Plan, and no Controlled Group Member adopts another nonqualified deferred compensation plan that is a account balance plan for a period of three years following the date of the termination of the Plan. Notwithstanding the foregoing, such termination and distribution of benefits may only occur to the extent permitted by Code Section 409A.

ARTICLE V
CHANGE IN CONTROL
5.1 Set Aside
Upon or following the occurrence of a Potential Change in Control, if so directed by the Board in its sole and exclusive discretion, the Company shall set aside in a grantor trust, either existing or to be established, such amount as may be determined by the Board not to exceed the projected benefit obligations under the Plan as of the anticipated date of the possible Change in Control, less any amounts previously set aside in a grantor trust to provide benefits under the Plan.
If a Change in Control does not occur within a reasonable time from the date such funds are set aside, the funds, adjusted for any gains or losses, shall revert to the Company.
5.2 Vesting
Upon the occurrence of a Change in Control, each Participant shall become fully vested in his entire Account under the Plan as of the date of the Change in Control. Such vested Account shall be paid at the time and in the manner provided in Section 3.5.

ARTICLE VI
MISCELLANEOUS PROVISIONS
6.1 Nature of Plan and Rights
The Plan is unfunded and intended to constitute an incentive and deferred compensation plan for a select group of officers and key management employees of the Participating Employers. If necessary to preserve the above intended plan status, the Committee, in its sole discretion, reserves the right to limit or reduce the number of actual participants and otherwise to take any remedial or curative action that the Committee deems necessary or advisable. The Accounts established and maintained under the Plan by a Participating Employer are for accounting purposes only and shall not be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Participant, designated beneficiary or estate. The amounts credited by a Participating Employer to such Accounts are and for all purposes shall continue to be a part of the general assets of such Participating Employer, and to the extent that a Participant, beneficiary or estate acquires a right to receive payments from such Participating Employer pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of such Participating Employer.
6.2 Termination of Employment
For the purposes of the Plan, termination of employment means any termination of employment with either the Company or any successor to the Company that acquires all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). For purposes of this Agreement, whether a “termination of employment” has occurred shall be determined consistent with the requirements of Code Section 409A and the Company’s administrative policies, if any.
6.3 Spendthrift Provision
No Account balance or other right or interest under the Plan of a Participant, beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of the Employee, designated beneficiary or estate.
6.4 Employment Noncontractual
The establishment of the Plan shall not enlarge or otherwise affect the terms of any Employee’s employment with his Participating Employer, and such Participating Employer may terminate the employment of the Employee as freely and with the same effect as if the Plan had not been established.

6.5 Adoption by Other Participating Employers
The Plan may be adopted by any Participating Employer participating under the Savings Plan, such adoption to be effective as of the date specified by such Participating Employer at the time of adoption.
6.6 Applicable Law
The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.
6.7 Compliance with Code Section 409A
The Plan is intended to comply with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with its intent.
[Signature on next page]

          IN WITNESS WHEREOF, this instrument has been executed by the Company on October 30, 2007.

ENPRO INDUSTRIES, INC.
By:	/s/ Richard L. Magee
	Name:	Richard L. Magee
	Title:	Senior Vice President